FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
January 24, 2014	Vito S. Pantilione, President and CEO
John F. Hawkins, Senior Vice President and CFO
(856) 256-2500

PARKE BANCORP, INC. ANNOUNCES RECORD EARNINGS FOR 2013

WASHINGTON TOWNSHIP, NJ, January 24, 2014 - Parke Bancorp, Inc. (“Parke Bancorp”) (NASDAQ: “PKBK”), the parent company of Parke Bank, announced its operating results for the quarter and year ended December 31, 2013.

Parke Bancorp reported net income available to common shareholders of $8.46 million or $1.42 per diluted common share for the year ended December 31, 2013, compared to $6.30 million, or $1.06 per diluted common share, for the year ended December 31, 2012, an increase of 34.3%.

For the quarter ended December 31, 2013 net income available to common shareholders was $3.08 million, or $0.51 per diluted common share, compared to net income of $1.70 million, or $0.29 per diluted common share for the quarter ended December 31, 2012, an increase of 81.0%.

During the quarter ended December 31, 2013, Parke Bancorp completed a private placement of newly designated 6.00% Non-Cumulative Perpetual Convertible Preferred Stock, Series B, with a liquidation preference of $1,000 per share.  The Company sold 20,000 shares in the placement for gross proceeds of $20.0 million. Proceeds after expenses were $18.54 million. Parke Bancorp utilized a portion of the proceeds to repurchase and retire 16,288 shares of outstanding Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock” that was originally issued to the U.S. Treasury under TARP and was subsequently sold by the U.S. Treasury to private investors. The Company was able to repurchase these shares for an aggregate price of $14.34 million, a substantial discount of $1.95 million and also avoided the January 2014 dividend reset to 9%.

Also during the current quarter Parke Bancorp was required to write-off $1.0 million related to three TruPS collateralized debt investment securities, due to the recently enacted Volcker Rule. Financial institutions are no longer permitted to hold these securities in portfolio and Parke Bancorp must dispose of them by July 2015. The three securities, which are comprised of insurance company-issued equities, were written down to fair value at December 31, 2013.

The following is a recap of other significant items that impacted the fourth quarter of 2013 compared to the same quarter last year: a $718,000 increase in net interest income primarily attributable to higher loan volumes and lower deposit volumes; a $1.53 million decrease in the gain on the sale of SBA loans; a $1.00 million decrease in the provision for loan losses; and a $1.25 million increase in OREO expense.

At December 31, 2013, Parke Bancorp's total assets increased to $794.94 million from $770.48 million at December 31, 2012, an increase of $24.46 million, or 3.2%, due to an increase in loans and investment securities, partially offset by a decrease in cash and cash equivalents.

Parke Bancorp's total loans increased to $654.54 million at December 31, 2013 from $629.71 million at December 31, 2012, an increase of $24.83 million or 3.9%.

At December 31, 2013, Parke Bancorp had $35.95 million in nonperforming loans representing 5.5% of total loans, a decrease from $47.55 million at December 31, 2012. OREO at December 31, 2013 was $28.91 million, compared to $26.06 million at December 31, 2012. The increase is a result of non-performing loans being migrated to OREO through the legal process. OREO consisted of 28 properties, the largest being a condominium development recorded at $10.62 million. Nonperforming assets (consisting of nonperforming loans and OREO) represented 8.2% of total assets at December 31, 2013 as compared to 9.6% of total assets at December 31, 2012. Loans past due 30 to 89 days were $3.67 million at December 31, 2013, an increase of $849,000 from the previous quarter.

At December 31, 2013, Parke Bancorp's allowance for loan losses was $18.56 million. The ratio of allowance for loan losses to total loans was 2.8% at December 31, 2013 compared to 3.0% at December 31, 2012. The ratio of allowance for loan losses to non-performing loans improved to 51.6% at December 31, 2013, compared to 39.8% at December 31, 2012.

Parke Bancorp's total investment securities portfolio increased to $37.80 million at December 31, 2013 from $21.41 million at December 31, 2012, an increase of $16.39 million or 76.6%. The increase was due to a purchase of mortgage-backed securities for future liquidity purposes.

At December 31, 2013, Parke Bancorp's total deposits were $626.77 million, down from $637.21 million at December 31, 2012, a decrease of $10.44 million or 1.6%.

Parke Bancorp's total borrowings increased to $68.68 million at December 31, 2013 from $43.85 million at December 31, 2012, an increase of $24.83 million or 56.6%. The increased borrowings were used to fund the above mentioned investment security purchase.

Total shareholders’ equity increased to $93.72 million at December 31, 2013 from $83.64 million at December 31, 2012, an increase of $10.08 million or 12.1%, due to the retention of earnings and the preferred stock transaction.

Vito S. Pantilione, President and Chief Executive Officer of Parke Bancorp and Parke Bank, provided the following statement:

“It is always great to report record earnings. This was accomplished in a relatively flat economy and in spite of a very recent decision on January 15, 2014, by the government to disallow certain TruPS from a bank’s balance sheet. We are seeing increased activity in our loan originations, which has helped support the growth of our interest income. Our biggest challenge continues to be the reduction of our non-performing loans. We have made considerable progress in reducing our NPAs and we anticipate further progress in the coming months. We have carefully avoided selling troubled assets at deep discounts, choosing instead to work these loans out and recovering approximately 80 cents on a dollar, preserving a substantial portion of our shareholders’ investment. We are also proud that we successfully completed our $20 million capital raise, enabling us to retire our TARP securities and further support our capital position. Our increased earnings, combined with the reduction in NPAs continue to support shareholder value.”

Parke Bancorp, Inc. was incorporated in January 2005, while Parke Bank commenced operations in January 1999. Parke Bancorp and Parke Bank maintain their principal offices at 601 Delsea Drive, Washington Township, New Jersey. Parke Bank conducts business through a branch office in Northfield, New Jersey, two branch offices in Washington Township, New Jersey, a branch office in Galloway Township, New Jersey and a branch in center city Philadelphia. Parke Bank is a full service commercial bank, with an emphasis on providing personal and business financial services to individuals and small-sized businesses primarily in Gloucester, Atlantic and Cape May counties in New Jersey and Philadelphia and surrounding counties in Pennsylvania. Parke Bank’s deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). Parke Bancorp’s common stock is traded on the NASDAQ Capital Market under the symbol “PKBK”.

This release may contain forward-looking statements. Such forward-looking statements are subject to risks and uncertainties which may cause actual results to differ materially from those currently anticipated due to a number of factors including but not limited to our ability to further reduce our NPAs or to originate new loans and, therefore, readers should not place undue reliance on any forward-looking statements. Parke Bancorp, Inc. does not undertake, and specifically disclaims, any obligations to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such circumstance.

Statements of Condition Data
	December 31 2013	December 31, 2012	% Change
	(in thousands)
Total Assets	$794,943	$770,477	3.2%
Cash and cash equivalents	45,661	76,866	-40.6%
Investment securities	37,798	21,406	76.6%
Loans, net of unearned income	654,541	629,712	3.9%
Deposits	626,798	637,207	-1.6%
Borrowings	68,683	43,851	56.6%
Total shareholders’ equity	93,716	83,637	12.1%

Operating Ratios
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Return on average assets	0.74%	1.01%	1.01%	0.94%
Return on average common equity	17.05%	10.11%	12.04%	9.70%
Interest rate spread	4.43%	3.94%	4.26%	4.00%
Net interest margin	4.53%	4.04%	4.36%	4.12%
Efficiency ratio	67.35%	44.58%	54.78%	43.12%

Asset Quality Data
	December 31, 2013	December 31, 2012
	(in thousands)
Allowance for loan losses	$18,560	$18,936
Allowance for loan losses to total loans	2.84%	3.01%
Non-accrual loans	$35,954	$47,549
OREO	$28,910	$26,057

Statements of Income Data
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
	(in thousands)
Interest and dividend income	$9,510	$9,130	$36,784	$37,746
Interest expense	1,366	1,704	5,795	7,424
Net interest income	8,144	7,426	30,989	30,322
Provision for loan losses	500	1,500	2,700	7,300
Net interest income after provision for loan losses	7,644	5,926	28,289	23,022
Non-interest income	7	1,809	3,426	4,368
Non-interest expense	5,490	4,117	18,852	15,079
Income before income taxes	2,161	3,618	12,863	12,311
Provision for income taxes	837	1,348	5,024	4,242
Net income attributable to Company and noncontrolling (minority) interests	1,324	2,270	7,839	8,069
Net income attributable to noncontrolling (minority) interests	90	(315)	(268)	(756)
Net income attributable to Company	1,414	1,955	7,571	7,313
Discount on retirement of preferred stock	1,948	—	1,948	—
Preferred stock dividend and discount	(284)	(254)	(1,058)	(1,012)
Net income available to common shareholders	3,078	1,701	8,461	6,301

Basic income per common share	0.51	0.29	1.42	1.06
Diluted income per common share	0.51	0.29	1.42	1.06

Weighted shares - basic	5,982,810	5,925,219	5,964,018	5,920,884
Weighted shares - diluted	5,990,194	5,925,219	5,965,663	5,920,884